                                                                     EXHIBIT 2.6



                            STOCK PURCHASE AGREEMENT


                                      BY
                                      AND
                                     AMONG



            AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.,
                            A LOUISIANA CORPORATION


                                      AND


                                   PRN, INC.

                                     D/B/A

                                HOME IV THERAPY

                                      AND

                               JOSEPH W. STEVENS

                                      AND

                                TERRY I. STEVENS

                            STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (this "Agreement') is made effective as of ________, 1998, by and between AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC., a Louisiana corporation, with its principal place of business at 3029 South Sherwood Forest Blvd., Suite 300, Baton Rouge, Louisiana 70816 ("AMED") and PRN, INC. D/B/A/ HOME IV THERAPY, a Texas corporation with its principal place of business at 4115 Medical Drive, Suite 105, San Antonio, Texas 78229 (The "Company"), Joseph W. Stevens and Terry I. Stevens (collectively, the "Stockholders"). AMED, the Company and the Stockholders are sometimes referred to collectively as the "Parties."

                                    RECITALS

     WHEREAS, AMED desires to purchase 100% of the issued and outstanding capital stock of the Company ("Company Stock") from the Stockholders as hereinafter provided and the Stockholders desires to effect such purchase; and

    NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, and covenants contained herein, the parties agree as follows:

     1. Definitions. As used in this Agreement, the following terms have the meanings indicated:

     1.01. Closing: The consummation of the transactions contemplated by this Agreement.

     1.02.     GAAP:  Generally accepted accounting principles.

     1.03. Health Care Laws: All federal, state and local laws, regulations and ordinances related to the business of the Company including but not limited to Medicaid, Medicare and regulations of the Health Care Finance Administration.

     1.04.     Knowledge: means actual knowledge after reasonable investigation.

     1.05. Material Adverse Effect: Any change in the financial condition or operation of the business that would materially affect the Company's business adversely, including, but not limited to, material changes to management, business conditions, or financial condition.

     1.07. Operating Licenses: Licenses, permits and registrations issued by the appropriate state and federal agencies, which are necessary to the operation of the Company's business. Such Operating Licenses are more fully described in Schedule 3.11 hereto.

     2. Terms of Purchase. On the basis of the representations, warranties, covenants, and agreements contained in this Agreement and subject to the terms and conditions of this Agreement:

     2.01. Transfer. The Stockholders shall assign, transfer and convey at the Closing the Company Stock, representing 100% of the issued and outstanding capital stock of the Company, to AMED. The Stockholders shall deliver at Closing a Stock Power in the form attached hereto as Schedule 2.01, and any other documents required by this Agreement.

     2.02. Purchase Price. At Closing AMED shall deliver and the Stockholders shall be entitled to receive FOUR HUNDRED THIRTY THOUSAND AND NO/100 ($430,000.00) DOLLARS, by wire transfer of immediately available funds, the receipt and adequacy of which are hereby acknowledged by the Stockholders.

     2.03. Additional Consideration. AMED will pay additional consideration in the amount of ONE HUNDRED FIFTY THOUSAND AND NO/100 ($150,000.00) DOLLARS, subject to the terms and conditions of Appendix "A", which is incorporated herein by this reference. Amedisys, Inc. agrees to guarantee this payment.

     2.04. The Company Stock referred to in Section 2.01. and the consideration to be paid by AMED referred to in Section 2.02. and 2.03. shall constitute all of the consideration to be paid in connection with the transactions contemplated by this Agreement.

     2.05.     The Closing.   The Closing of the transactions contemplated by
this Agreement shall be on or before February 27, 1998, at the AMED offices, 3029 S. Sherwood Forest Blvd., Suite 300, Baton Rouge, Louisiana.

     3.        Representations and Warranties of the Company and the
Stockholders.   The Company and the Stockholders hereby agree, represent, and warrant to AMED, on the date of this Agreement and on the Closing Date, as follows:

     3.01. Organization and Qualification. The Company does not own any interest in any other business enterprise or legal entity, except as disclosed in Schedule 3.01. Schedule 3.01 also correctly sets forth as to the Company its state of incorporation, principal place of business, and jurisdictions in which it is qualified to do business. The Company is a Texas corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority to conduct its business and is not in breach of, or in default with respect to, any term of its Certificate of Incorporation, Bylaws or other organizational documents, except where such breach would not have a Material Adverse Effect. The Company has obtained all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged, except where the
failure to do so would not have a Material Adverse Effect.   The  Company is
duly qualified to transact the business in which it is engaged in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

     3.02. Capitalization. The Stockholders own one hundred (100%) percent of the issued and outstanding shares of Common Stock of the Company, which
constitutes all of the outstanding capital stock of Company.   Except as set
forth in Schedule 3.02, The Company Stock is not owned or held in violation of any preemptive right of any other person or entity, is validly authorized, validly issued, fully paid and non-assessable, and is owned of record and beneficially by the Stockholders. The shares of Company Stock held by the Stockholders are free and clear of all liens, security interests, pledges, charges, encumbrances, voting agreements, and voting trusts. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any shares of capital stock of the Company or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of the Company. There is outstanding no security or other instrument convertible into or exchangeable for capital stock of the Company.

     3.03.     Due Authorization; Third Party Consents.   The Company has the
right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and, except as set forth on Schedule 3.03 to this Agreement, no approval or consent of any person other than the Company is necessary in connection with the execution, delivery, or performance of this Agreement. The execution, delivery, and performance of this Agreement by the Company has been duly authorized by its board of directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a legal and binding obligation of the Company, and is valid and enforceable against the Company in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies, is subject to the discretion of courts of competent jurisdiction, and (iii) any court or administrative body may refuse to enforce the choice of law provision of Section
9.11 of this Agreement.

     3.04. Litigation. Except as set forth in Schedule 3.04, there is not any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation (formal or informal), pending or to the best of Company's or Stockholders's Knowledge threatened (or any basis therefor known to the Company or the Stockholders), with respect to the Company or the Stockholders (as it relates to the business of the Company), including but not limited to any action or claim under any federal, state, local or other governmental act, rule, regulation, or any interpretations thereof, relating to environmental matters or the protection of the safety and health of persons connected with the Company's business (including but not limited to the transportation, treatment, storage, recycling, disposal, or release into the environment of hazardous or toxic materials or waste), or any basis on which any proceeding or investigation against the Company or the Stockholders might reasonably be undertaken or brought. The Company and the Stockholders have informed AMED of, and upon request have furnished or made available to AMED copies of all relevant court papers and other documents relating to, the matters set forth in Schedule 3.04. Included in Schedule 3.04 is a list of all suits, actions, arbitrations, or other proceedings or investigations in which the Company has been involved during the five year period immediately preceding the Closing. The Company is not presently engaged in any legal action to recover monies due to the Company, for damages sustained by the Company, or amounts owed to the Company, except as set forth on Schedule
3.04. During the five year period immediately preceding the Closing, the Company has neither received nor been a party to any written notice of violations, orders, claims, citations, complaints, penalties, assessments, court, or other proceedings, administrative, civil or criminal, at law or in equity, with respect to any Health Care Law. In addition, to the Company's and Stockholders's Knowledge, the Company has neither received nor been party to any written notice of violations, orders, claims, citations, complaints, penalties, assessments, court, or other proceedings, administrative, civil or criminal, at law or in equity, with respect to any alleged violations of any other federal, state, or local environmental law, regulation, ordinance, standard, permit, or order in connection with the conduct of its business or otherwise during the past five years.

     3.05. Employees. The Company does not have, or contribute to, any pension, profit-sharing, option, other incentive plan, or other Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974), or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits, except as set forth in Schedule 3.05. Schedule 3.05. contains a true and correct statement of the names, relationship with the Company, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the calendar year ended December 31, 1997 of each Stockholders, and the three highest paid employees of the Company. Since December 31, 1997, the Company has not changed the rate of compensation of any of its Stockholders, employees, agents, dealers or distributors, except as disclosed in Schedule 3.05.

     3.06. No Violation of Employee Contracts. No current or prior employee or Stockholder of the Company has any employment agreement with the Company. To the knowledge of the Company and the Stockholders, no employee of the Company is in violation of any term of any employment contract, non-competition agreement, or any other contract or agreement or any restrictive covenant with, or any other common law obligation to, a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or of the use of trade secrets or proprietary information of others. There is neither pending nor, to the Knowledge of the Company or the Stockholders, threatened, any actions, suits, proceedings, or claims with respect to any contract, agreement, covenant, or obligation referred to in the preceding sentence, except as listed in Schedule 3.04.


     3.07. Insurance. Schedule 3.07 sets forth an accurate and complete list and brief description of all policies of fire and extended coverage, liability, and the forms of similar insurance or indemnity bonds held by the Company. The Company is not in default with respect to any provisions of any such policy or indemnity bond and has not failed to give any notice or present any claim thereunder in due and timely fashion, which failure or failures to give such notice or present such claim, individually or in the aggregate, could have a Material Adverse Effect on the business of the Company. All such policies and bonds (i) are in full force and effect,
(ii) are with insurance companies believed by the Company and the Stockholders to be financially sound and reputable, (iii) are sufficient for compliance by the Company with all requirements of law and of all material agreements and instruments to which the Company is a party, (iv) provide that they will remain in full force and effect through the respective dates set forth in Schedule 3.07, and (v) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 3.07 sets forth an accurate and complete list of all accident or other liability claims received by or known by the Company and the Stockholders for the three year period immediately preceding the Closing, as well as a description of the status of each such claim. Such claims are covered by one or more insurance policies set forth in Schedule 3.07.

     3.08. Contracts, Agreements and Instruments. Schedule 3.08 accurately and completely sets forth the information required to be contained therein. The Company has furnished to AMED:

          3.08.01. The Certificate of Incorporation, Bylaws and other organizational documents of the Company and all amendments thereto, as presently in effect, certified by the president of the Company;

          3.08.02. True and correct copies of all material contracts, agreements and other instruments referred to in Schedule 3.08;

          3.08.03. True and correct written descriptions of all material service, supply, distribution, agency, financing or other arrangements or understandings referred to in Schedule 3.08 involving an obligation on the part of the Company in excess of $5,000 per year.

Except for matters which, in the aggregate, would not have a Material Adverse Effect or are otherwise disclosed in the Schedules attached hereto or in the Agreement, to the Knowledge of the Company and the Stockholders, no other party to any such contract, agreement, instrument, leases, or license is now in violation or breach of, or in default with respect to complying with, any material provision thereof, and each such contract, agreement, instrument, lease, or license contained in the Schedules hereto is in full force and effect and is the legal, valid, and binding obligation of the Company and to the Knowledge of the Stockholders the other parties thereto and is enforceable as to them in accordance with its terms. Neither the Company, the Stockholders, nor to the knowledge of the Stockholders has any other party to any such contract listed in Schedule 3.08 given notice of termination or taken any action inconsistent with the continuance of such contract, agreement, instrument, lease, or license, except for matters which, in the aggregate, would not have a Material Adverse Effect; and the Company's execution, delivery, and performance of this Agreement will not violate any such contract, agreement, instrument, lease, or license in any way contained in the Schedules hereto, except for matters which, in the aggregate, would not have a Material Adverse Effect. The Company is not a member of a customer or user organization or of a trade association which relationship would be materially affected by the execution and performance of this Agreement.

     3.09. Compliance With Laws. The Company has complied with, and is not in violation of any (i) term or provision of its Certificate of Incorporation or Bylaws; or (ii) to the Company's and the Stockholders's Knowledge term or provision of any applicable judgment, decree, order, statute, injunction, rule, ordinance; (iii) to the Company's and the Stockholders's Knowledge any Health Care Law; or (iv) or the Company's and the Stockholders's Knowledge, foreign, United States, state or local statutes, laws, rules, or regulations, except for violations which would not have a Material Adverse Effect.

     3.10. Financial Condition. The Company has delivered to AMED true and correct copies of the following: the balance sheet ("the Company's Last Balance Sheet") dated as of December 31, 1997 as supplemented in Schedule 3.10, and an income statement and consolidated statement of the Company for the twelve month period ended June 30, 1997, 1996 and 1995. Except for the absence of notes and subject to normal year-end adjustments, in the case of interim statements, which adjustments will not result in any Material Adverse Effects, such balance sheet presents fairly the financial condition, assets and liabilities of the Company as of its date; each such statement of income presents fairly the results of operations of the Company for the period indicated; and each statement of cash flows presents fairly the information purported to be shown therein. The financial statements referred to in this Section 3.10, fairly present the financial condition of the Company for the periods indicated in all material respects, and are in accordance with the books and records of the Company.

     3.11. Permits and Licenses. The Company has all permits, licenses, and other similar authorizations necessary for the conduct of its business as now being conducted by it, and it is not in default in any respect under any such permits, licenses, or authorizations, except for the absence of which would not have a Material Adverse Effect. Such permits, licenses, and other similar authorizations of the Company are as set forth in Schedule 3.11. Except as set forth in Schedule 3.11, no royalties, commissions, or fees are payable by the Company to any person by reason of the ownership or use of any intangible property. The Company is the sole and exclusive owner of all of its assets, does not use any of its assets by the consent of any other person and is not required to and does not make any payments to others with respect thereto. Except as set forth in Schedule 3.11, there are no material licenses, sub-licenses, or agreements relating to the use of any intangible property of the Company now in effect, and the Company and the Stockholders have no Knowledge that, any intangible property of the Company is being infringed by others. Except as listed in Schedule 3.04, no claim that would have a Material Adverse Effect on the business of the Company is pending or, to the Knowledge of the Company, threatened, or has been made since the Company's inception to the effect that, nor does the Company have any Knowledge that, the operation of the Company's business or any method, process, part, or material that the Company employs, conflicts in any material way with, or infringes in any material way upon any rights of the type enumerated above, owned by others.

     3.12. Properties. The Company has good and valid title to all properties and assets used in its business or owned by it (except such real and other property and assets as are held pursuant to leases or licenses described in Schedule 3.12), free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances (except for liens for current taxes not yet due and except such as are disclosed in Schedule 3.12 or disclosed on the Company's Last Balance Sheet).

     3.12.01. Attached as Schedule 3.12 is a true and complete list of all properties and assets owned, leased, or licensed by the Company having an individual value of $5,000 or more, including with respect to such properties and assets leased or licensed by the Company, a description of such lease or license. All such properties and assets owned by the Company are reflected on the Company Last Balance Sheet. All properties and assets owned, leased, or licensed by the Company are in good and usable condition (reasonable wear and tear, which is not such as to have a Material Adverse Effect on the operation of the business of the Company, excepted);

     3.12.02. The properties and assets owned, leased, or licensed by the Company constitute all such properties and assets which are necessary to the business of the Company as presently conducted.

     3.12.03. All accounts and notes receivable reflected on the Company Last Balance Sheet, and arising since the Company's Last Balance Sheet Date, have been collected, or are and will be good and valid, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, offset, or setoff on the part of the obligor, and, if not collected, can reasonably be anticipated to be paid within 120 days of the date incurred.

     3.13. Hazardous Materials. Except as disclosed on Schedule 3.13, the Company is not in the business of possession, transportation, or disposal of hazardous materials. If and to the extent that the Company's business has involved the possession, transportation, or disposal of hazardous materials, to the best of the Company's and the Stockholders' Knowledge, the Company has complied with any and all applicable laws, ordinances, rules, and regulations. To the Knowledge of the Company and the Stockholders, no employee of the Company has been exposed to hazardous materials such that exposure could cause damage to such employee.

     3.14.       Interest in Competitors.   Except as set forth in Schedule 3.14
to this Agreement, no shareholder, officer or director of the Company, nor any spouse or child of any shareholder, officer or director with authority to enter into contracts on behalf of the Company, has any direct or indirect interest (excepting stockholdings of securities of publicly held and traded companies) in any competitor, supplier, or customer of the Company or in any person from whom or to whom the Company leases any real or personal property, or in any other person with whom the Company is doing business.

     3.15. Tax and Other Liabilities. The Company does not have any present liability of any nature, accrued or contingent, of the type required to be reflected on a balance sheet or in appropriate footnotes prepared in accordance with GAAP, including, without limitation, liabilities for federal, state, local, or foreign taxes and liabilities to customers or suppliers, which could have a Material Adverse Effect upon the Company, other than the following:

          i. Liabilities for which full provision has been made on the Company Last Balance Sheet as of the Company Last Balance Sheet Date; and

          ii. Other liabilities arising since the Company Last Balance Sheet Date and prior to the Closing in the ordinary course of business which are not inconsistent with the representations and warranties of the Company or any other provision of this Agreement.

Without limiting the generality of the foregoing, the amounts set forth as provisions for taxes on the Company Last Balance Sheet are sufficient for all accrued and unpaid taxes of the Company, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the Company Last Balance Sheet Date or now in effect, for the period ended on such date and for all fiscal years prior thereto. The Company has filed all applicable tax returns required to be filed by it or has obtained applicable extensions and are not delinquent with respect to such extensions; have paid (or have established on the Company Last Balance Sheet a reserve for) all taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises, which are due and payable and have delivered to AMED a true and correct copy of any report as to adjustments received by the Company from any taxing authority during the past five years and a statement as to any litigation, governmental or other proceeding (formal or informal), or investigation pending.

     3.16.     Changes or Events.   Except as set forth in Schedule 3.16, since
the Company's Last Balance Sheet Date, none of the following has occurred:

        3.16.01. Any material transaction by the Company not in the ordinary course of business involving amounts in excess of $5,000;

        3.16.02.  Any material capital expenditure by the Company.

        3.16.03. Other than in the ordinary course of business, any changes in the condition (financial or otherwise), liabilities, assets, or business or in any business relationships of the Company, including relationships with suppliers or customers, that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

        3.16.04. The destruction of, damage to, or loss of any asset of the Company (regardless of whether covered by insurance) that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

        3.16.05. Any labor disputes that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

        3.16.06. Except as listed on Schedule 3.16.06, there have been no changes in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Company, except for any such changes as were required by law;

        3.16.07. Other than in the ordinary course of business, any increase in the salary or other compensation payable or to become payable by the Company to any employee, or the declaration, payment, or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person;

        3.16.08. The material amendment or termination of any material contract, agreement, or license to which the Company is a party, except in the ordinary course of business;

        3.16.09. Any loan by the Company to any person or entity, or the guaranteeing by the Company of any loan other than loans made in the ordinary course of business;

        3.16.10. Any mortgage, pledge, or other encumbrance of any asset of the Company except in the ordinary course of business;

        3.16.11. The waiver or release of any right or claim of the Company, except in the ordinary course of business;

        3.16.12. Any other events or conditions of any character within the Knowledge of the Company and the Stockholders that, when considered individually or in the aggregate, have or might reasonably be expected to have a Material Adverse Effect;

        3.16.13. Any loss or, to the Knowledge of the Company or the Stockholders, any threatened loss of any permit, license, qualification, special charter or certificate of authority held or enjoyed or formerly held or enjoyed by the Company which loss has had or upon occurrence might reasonably be expected to have a Material Adverse Effect;

        3.16.14. To the Knowledge of the Company and the Stockholders, since December 31, 1997, no statute, regulation, order, ordinance or other law has been adopted or rescinded which is reasonably expected to have a Material Adverse Effect;

        3.16.15. Any material failure on the part of the Company to operate its business in the ordinary course and consistent with past practices so as to preserve its business organization intact, to retain the services of its employees and to preserve its goodwill and relationships with suppliers, creditors, customers, and others having business relationships with it;

        3.16.16. Any action taken or omitted to be taken by the Company which would cause (after lapse of time, notice or both) the breach, default, or acceleration of any right, contract, commitment, or other obligation of the Company which would have a Material Adverse Effect; or

        3.16.17. Any agreement by the Company to do any of the things described in the preceding clauses 3.16.01 through 3.16.16.

    3.17.      No Defaults.   Except as set forth in Schedule 3.17, the
consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement of the Company that will not be waived or released at Closing; (ii) a default or an event that will not be waived or released at Closing, and that, with notice or lapse of time or both, would be a default, breach, or violation of the Certificate of Incorporation or Bylaws of the Company or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which the Company is a party or by which the Company or its assets are bound; (iii) an event that will not be waived or released at Closing and that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of the Company; (iv) the creation or imposition of any lien, charge, or encumbrance on any of the Company's assets; or (v) a violation of any law or any rule or regulation of any administrative agency or governmental body unrelated to the business or profession of health care and any profession related to health care, or any order, writ, injunction or decree of any court, administrative agency or governmental body to which the Company is subject.

    3.18. No Prohibited Payments. Neither the Company nor any employee, or agent of the Company, has made or authorized any payment of funds of the Company or on behalf of the Company prohibited by law and no funds of the Company have been set aside to be used for any payment prohibited by law.

    3.19. Completeness of Disclosure. No representation or warranty in this Agreement and no Appendix, Schedule, Exhibit, or certificate prepared by the Company pursuant hereto and no statement made or other document prepared by the Company and furnished to AMED by the Company contains any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

    4. Representations and Warranties of AMED. AMED hereby agrees, represents, and warrants to the Stockholders, on the date of this Agreement and on the Closing Date, as follows:

    4.01. Organization.   AMED is a corporation duly organized, validly
existing, and in good standing under the laws of the State of Louisiana and authorized to carry on business in the State of Texas and in every other jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of it business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

    4.02. Due Authorization; Third Party Consents.   AMED has the right, power,
legal capacity, and authority to enter into and perform its obligations under this Agreement and no approval or consent of any person other than AMED is necessary in connection with the execution, delivery, or performance of this Agreement. The execution, delivery, and performance of this Agreement by AMED has been duly authorized by its board of directors and no other corporate proceedings on the part of AMED are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a legal and binding obligation of AMED, and is valid and enforceable against AMED in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies, is subject to the discretion of courts of competent jurisdiction, and (iii) any court or administrative body may refuse to enforce the choice of law provision of Section 9.11 of this Agreement.

    4.03. No Violation.   The consummation of the transactions contemplated by
this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement of AMED that will not be waived or released at Closing; (ii) a default or an event that will not be waived or released at Closing and that, with notice or lapse of time or both, would be a default, breach, or violation of the Certificate of Incorporation or Bylaws of AMED or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which AMED is a party or by which AMED or the property of AMED is bound; or (iii) a violation of any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency or governmental body to which AMED is subject.

    4.04. Completeness of Disclosure. No representation or warranty in this Agreement and no Schedule, Exhibit, or certificate prepared by AMED pursuant hereto and no statement made or other document prepared by AMED and furnished to the Company by AMED contains any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

    4.05 Investment Intent. AMED is acquiring the Company Stock for its own account and not with a view to distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended. AMED confirms that the Company and the Stockholders have made available to AMED and its representatives and agents the opportunity to ask questions of the officers and management employees of the Company and to acquire such additional information about the business and financial condition of the Company as AMED has requested, and all such information has been received, or represented to have been received.

    5. Conditions to Obligations of AMED. The obligations of AMED under this Agreement are subject, at the option of AMED, to the following conditions:

    5.01. Accuracy of Representations and Compliance With Conditions. All representations and warranties of Company or the Stockholders contained in this Agreement shall be accurate when made and, in addition, shall be materially accurate as of the Closing as though such representations and warranties were then made by Company or such Stockholders on the part of Company or any Stockholders. As of the Closing, the Company and the Stockholders shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement and AMED shall have received certificates signed by the Stockholders dated the date of the Closing to that effect, substantially in the form of Schedule 5.01.

    5.02. Other Closing Documents. Company and the Stockholders shall have delivered to AMED at or prior to the Closing such other documents as AMED may reasonably request in order to enable AMED to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

    5.03. Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or any agreement incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to AMED, and the Company shall have furnished such counsel for AMED such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

    5.04. Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements or to obtain substantial damages with respect thereto, except as listed in Schedule 3.04.

    5.05. No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of AMED:

    5.05.01. Makes any of the transactions contemplated by this Agreement illegal;

    5.05.02. Results in a delay which affects the ability of AMED to consummate any of the transactions contemplated by this Agreement;

    5.05.03. Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to AMED of the transactions contemplated by this Agreement.

    5.06. Contractual Consents Needed. The parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them or any subsidiary is a party, or to which any of their respective businesses, properties, or assets are subject, except where the failure would not have a Material Adverse Effect.

    5.07. Other Agreements. Agreements set forth as exhibits or schedules to this Agreement shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force and effect, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof.

    5.08. Non-Competition and Non-Solicitation Agreement. Joseph W. Stevens and Terry I. Stevens shall have entered into the non-competition and non-solicitation agreement in the form attached hereto as Schedule 5.08.

    5.09. Board and Shareholder Approval.   The Board of Directors and
shareholders of the Company shall have approved the transactions contemplated herein.

    5.10. Legal Opinion. AMED shall have received the opinion of Cox & Smith, Incorporated, dated the Closing Date, in the form of Schedule 5.10 attached hereto.

    5.11. Releases. AMED shall have received the releases from the Stockholders and employees in the form set forth in Schedule 5.11

    6. Conditions to Obligations of The Company and the Stockholders. The obligations of the Company and the Stockholders under this Agreement are subject, at the option of the Company and the Stockholders, to the following conditions:

    6.01. Accuracy of Representations and Compliance With Conditions. All representations and warranties of AMED contained in this Agreement shall be accurate when made and, in addition, shall be materially accurate as of the Closing as though such representations and warranties were then made by AMED on the part of AMED. As of the Closing, AMED shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with at or before such time by this Agreement and the Company shall have received certificates signed by the officers of AMED dated the date of the Closing to that effect, substantially in the form of Schedule 6.01.

    6.02. Other Closing Documents. AMED shall have delivered to the Company, at or prior to the Closing, such other documents as the Company may reasonably request in order to enable the Company to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

    6.03. Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or any agreement incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to the Company and AMED shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

    6.04. Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements set forth as an exhibit hereto, or to obtain substantial damages with respect thereto.

    6.05. No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of the Company:

    6.05.01. Makes any of the transactions contemplated by this Agreement illegal;

    6.05.02. Results in a delay which affects the ability of the Company to consummate any of the transactions contemplated by this Agreement;

    6.05.03. Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to the Company or the Stockholders of the transactions contemplated by this Agreement.

    6.06. Contractual Consents Needed. The Parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them or any subsidiary is a party, or to which any of their respective businesses, properties, or assets are subject, except where the failure would not have a Material Adverse Effect.

    6.07. Other Agreements. Agreements set forth as exhibits or schedules to this Agreement shall have been duly authorized, executed, and delivered by the Parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the Parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof.

    6.08. Board Approval. The Board of Directors of AMED shall have approved the transactions contemplated herein.

    6.09 Bank Debt Release. At Closing, AMED will satisfy the Company debt to Frost National Bank, thereby releasing the Stockholders of their personal guarantee of said debt.

    7.    Covenants and Agreements of the Company.   The Company covenants and
agrees as follows:

    7.01. Public Statements. Before the Company shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, the Company shall cooperate with AMED, shall furnish drafts of all documents or proposed oral statements to AMED for comment, and shall not release any such information without the written consent of AMED. Nothing contained herein shall prevent the Company from furnishing any information to any governmental authority if required to do so by law.

    7.02. Consents Without any Condition. The Company shall not make any agreement or understanding with a third party not in the ordinary course of business without approval in writing by AMED.

    7.03. Access.   With reasonable prior notice, the Company  will afford the officers, counsel, agents, investment bankers, accountants, and other representatives of AMED, free and full access to the plans, properties, books, and records of the Company; will permit them to make, at AMED's expense, extracts from and copies of such books and records; and will from time to time furnish AMED with such additional financial and operating data and other information as to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company as AMED from time to time may reasonably request. The Company will also cause the public accountants of the Company to make available to AMED and its public accountants the work papers relating to the audits of the Company.

    7.04. Conduct of Business. The Company will use its reasonable best efforts to conduct its affairs so that at the Closing, no representation or warranty of the Company will be inaccurate, no covenant or agreement of the Company will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of the Company.

    7.05. Notice of Changes. Until the Closing or the earlier rightful termination of this Agreement, the Company will immediately advise AMED in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an exhibit or schedule hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

    8.    Covenants and Agreements of AMED.   AMED covenants and agrees as
follows:

    8.01. Public Statements. Before AMED shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, AMED shall cooperate with the Company, shall furnish drafts of all documents or proposed oral statements to the Company for comments, and shall not release any such information without the written consent of the Company. Nothing contained herein shall prevent AMED from furnishing any information to any governmental authority if required to do so by law.

    8.02. Consents Without any Condition. AMED shall not make any agreement or understanding with a third party not in the ordinary course of business not approved in writing by the Company.

    8.03. Conduct of Business. AMED will conduct its affairs so that at the Closing no representation or warranty of AMED will be inaccurate, no covenant or agreement of AMED will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of AMED.

    8.04. Notice of Changes. Until the Closing or the earlier rightful termination of this Agreement, AMED will immediately advise the Company in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an exhibit or schedule hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

    9.    Miscellaneous.

    9.01. Brokerage and Other Fees. Each party shall be responsible for the fees of their respective brokers and/or professionals (including, without limitation, legal and accounting fees) engaged to assist in the preparation, negotiation and counseling with respect, and relating, to this Agreement and consummation of the transactions contemplated herein, as well as their respective out-of-pocket expenses, except AMED agrees to pay for the preparation of the necessary transfer documents to accomplish the transactions herein.

    9.02. Further Actions. At any time and from time to time, the parties agree, at their expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

    9.03. Availability of Equitable Remedies. Without limiting the terms and provisions of Section 10 hereof, since a breach of the provisions of this Agreement could not adequately be compensated by money damages, the parties shall be entitled before, and only before, Closing, in addition to any other right or remedy available to them, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement; and in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

    9.04. Modification. The Agreement and the schedules and exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by the Parties.

    9.05. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by personal delivery or by overnight delivery or mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble or signature pages to this Agreement. Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the time of mailing (or comparable act), except for a notice changing a party's address, which will be deemed given at the time of receipt thereof.

    9.06. Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and, in the case of a corporate party, be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

    9.07. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each party's respective successors, assigns, heirs, and personal representatives.

    9.08. No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

    9.09. Separability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

    9.10. Headings. The headings of this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

    9.11. Counterparts, Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to conflict of laws.

    9.12. Indemnification by the Stockholders. The Stockholders shall, indemnify, defend and hold harmless AMED and each of its officers, directors, agents and affiliates from and against any damage, loss, claim, liability, cost or expense, including reasonable fees and disbursements of counsel, accountants, experts and other consultants (collectively, "Damages"), resulting from, arising out of, or based upon any misstatement or omission from any representation by, or any breach of warranty, covenant or agreement of the Company or the Stockholders contained herein ("Other Liabilities") in excess of $12,500; provided, however, notwithstanding anything contained herein to the contrary, the term "Damages" shall not include expenses, losses, costs, deficiencies, liabilities, taxes, penalties, fines, liens and damages (i) to the extent of any proceeds received by such party from any insurance policies with respect thereto, (ii) to the extent of any net tax benefits realized by such party and
(iii) to the extent of any indemnities or recoveries from third parties.

    9.13. Indemnification by AMED. AMED shall indemnify, defend and hold harmless the Stockholders, the Company, and each of its officers, directors, agents and affiliates from and against any Damages resulting from, arising out of, based upon or occasioned by any misstatement or omission from any representations by, or any breach of warranty, covenant or agreement of, AMED contained herein.

    9.14. Indemnification Procedures. Promptly after receipt by the party seeking indemnification hereunder (the "Indemnitee"), of notice of any action, suit, proceeding, audit, claim or potential claim (any of which is hereinafter individually referred to as a "Circumstance"), which could give rise to a right to indemnification for damages pursuant to Section 9.12 or 9.13, the Indemnitee shall give the party who may become obligated to provide indemnification hereunder (the "Indemnitor") written notice describing the Circumstance in reasonable detail; provided, that failure of an Indemnitee to give such notice to the Indemnitor shall not relieve the Indemnitor from any of its indemnification obligations hereunder unless (and then only to the extent) that the failure to give such notice prejudices the defense of the Circumstance by the Indemnitee. Such Indemnitor shall have the right, at its option to compromise or defend, at its own expense and by counsel approved by Indemnitee (which approval shall not be unreasonably withheld), any such matter involving the asserted liability of the Indemnitee; provided, that any compromise entered into without the consent of Indemnitee (i) shall include as an unconditional term thereof, the giving by the claimant or the plaintiff to such Indemnitee of a release from all liability in respect of such claim and (ii) shall not result in the imposition on the Indemnitee of any remedy other than monetary damages to be paid in full by the Indemnitor pursuant to this Section 9.14. If any indemnitor shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnitee of its intention to do so, and the Indemnitee agrees to, and to cause its own independent counsel to, cooperate fully with the Indemnitor and its counsel in the compromise of, or defense against, any such asserted liability. All reasonable out-of-pocket costs and expenses incurred by the Indemnitee in connection with such cooperation (excluding the fees and expenses of the Indemnitee's own independent counsel) shall be borne by the Indemnitor. In any event, the Indemnitee shall have the right to participate with its own counsel in the defense of such asserted liability; provided that Indemnitor shall not be obligated to indemnify Indemnitee for the cost of Indemnitee's participation in such defense, including Indemnitee's attorney's fees, unless both the Indemnitee and the Indemnitor are named as parties and the Indemnitee shall in good faith determine the representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interest between them; provided, however, that in no event shall the Indemnitor be obligated to assume the expense of more than one such separate counsel in connection with Damages arising out of the same claim or cause of action. Under no circumstances shall the Indemnitee compromise any such asserted liability without the written consent of the Indemnitor (which consent shall not be unreasonably withheld), unless the Indemnitor shall have failed or refused to undertake the defense of any such asserted liability after a reasonable period of time has elapsed following the notice of a Circumstance received by such Indemnitor pursuant to this Section 9.14.

    9.15. Exclusivity.  Except for the injunctive relief provided in Schedule
5.08 and off-set provision of Section 9.18 the indemnification provisions of this Section 9 shall be the exclusive remedy for claims by AMED or its representatives under this Agreement. Neither AMED or its representatives shall be able to avoid the limitations expressly set forth in this Section 9 by electing to pursue another remedy (other than claims based upon actual fraud). The parties hereto hereby waive any provision of law to the extent it would limit or restrict their agreement set forth in this section 9.15.

    9.16. Survival of Representations and Warranties. Except as set forth in the second sentence of this Section 9.16, each of the representations and warranties made by the Company and the Stockholders pursuant to this Agreement shall survive for a period of twelve (12) months after the Closing, and upon expiration of such period, such representations and warranties shall expire. The representations and warranties made by the Company and the Stockholders to the extent relating to (i) Medicaid and Medicare shall survive for a period of twenty-four (24) months after the Closing and (ii) taxes and the Company's Defined Benefit Pension Plans shall survive for the applicable statute of limitations period, and shall thereafter expire. No claim for the recovery of Damages may be asserted by AMED or any of its representatives against the Stockholders after such representation and warranty shall expire.

    9.17. Limitations on Indemnification. The aggregate liability of the Stockholders for indemnification claims under Section 9.12 shall not exceed $430,000.

    9.18. Right of Off-Set. If AMED reasonably believes it is entitled to indemnification under this Agreement, the amount of such Damages shall first be credited and off-set against the last amount to be repaid which are due and owing to the Stockholders pursuant to the terms of Section 2.03 and Appendix A hereto and written notice of such off-set shall be given to the Stockholders. In the event the off-set is disputed by the Stockholders, such dispute shall be governed by the provisions of Section 10. If it is ultimately determined that such off-set was improper, AMED shall immediately pay the Stockholders the amount due and owing plus interest of 15% on such amount from the date such payment was originally due until the date payment is made.

    10. Arbitration

    10.1 Arbitration Procedures. Any and every dispute of any nature whatsoever that may arise between the parties hereto, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory, or breach of this Agreement, or any schedule, certificate or other document delivered by any party hereto or thereto, or those arising under any federal, state or local law, regulation or ordinance, shall be determined by binding arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association ("AAA"), to the extent such rules do no conflict with the provision of this Section 10. The arbitration shall be conducted by a single neutral arbitrator. The parties shall endeavor to select neutral arbitrators by mutual agreement. If such agreement cannot be reached within thirty (30) calendar days after a dispute has arisen which is to be decided by arbitration, any party of the parties jointly shall request AAA to submit to each party an identical panel of fifteen (15) persons. Alternate strikes shall be made to the panel, commencing with the party bringing the claim, until the name of one (1) person remains. The parties may, however, by mutual agreement, request AAA to submit additional panels of possible arbitrators. The arbitrator shall have the power to determine all matters incident to the conduct of the arbitration, including without limitation all procedural and evidentiary matters and the scheduling of any hearing. The award made by the arbitrator shall be governed by the United States Arbitration Act, 9 U.S.C. (S)(S) 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Unless otherwise agreed by the parties, the arbitration shall be held in San Antonio, Texas.

    10.2 Provision applicable to claims for injunctive relief. Except as set forth in Section 9.18 and Schedule 5.08, the agreement of the parties hereto is to submit all disputes to binding arbitration. In the event injunctive relief is sought, the parties agree that Commercial Arbitration Rule 13 (as amended November 1, 1993, or its subsequent equivalent) shall not apply, and instead, a single arbitrator shall be appointed within one business day after the filing of the demand or submission. Such arbitrator shall then preside over the application for injunctive relief and all other disputes then arising under this agreement. The arbitrator appointed under this paragraph 10.2 shall be appointed by JAMS Endispute, San Antonio, Texas ("JAMS"), in the following manner: the case administrator for the AAA shall contact JAMS immediately on receipt of the demand for arbitration containing the claim for injunctive relief. The case administrator shall provider JAMS with the names of the parties to, and a copy of, this agreement. From its then current list of qualified, licensed, but non-practicing attorneys who are former, sitting trial judges, the San Antonio national account manager (or equivalent position) of JAMS shall appoint one such individual as the arbitrator to preside over the application for injunctive relief and all other disputes between the parties. Except in the unlikely event of an actual conflict of interest under the Rules of Professional Conduct or Code of Judicial Conduct, neither party shall have any right to strike or object to the appointment of any person so selected. The parties expressly agree and desire that the selection of an arbitrator hereunder shall be effected within one business day of any application for injunctive relief and agree that such application shall then be considered at least as expeditiously as would be the case in the District Courts for Bexar County. The parties further agree that any injunctive relief granted by the arbitrator shall be separately enforceable in the District Court for Bexar County, to the same extent as would be the case for a final award of the arbitrator.

    10.3 EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY DISPUTE OF ANY NATURE WHATSOEVER THAT MAY ARISE BETWEEN THEM, RELATING TO OR INVOLVING, IN ANY WAY THE CONSTRUCTION,

PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES CONTEMPLATED HEREBY, THE PROVISIONS OF ANY FEDERAL, STATE OR LOCAL LAW, REGULATION OR ORDINANCE NOTWITHSTANDING. By execution of this Agreement, each of the parties hereto acknowledges and agrees that such party has had an opportunity to consult with legal counsel and that such party knowingly and voluntarily waives any right to a trial by jury of any dispute pertaining to or relating in any way to the transactions contemplated by this Agreement, the provisions of any federal, state or local law, regulation or ordinance notwithstanding.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date written in the preamble of this Agreement.

                              AMEDISYS Alternate Site Infusion Therapy
                              Services, Inc.


                              By:
                                 ------------------------------------------
                              Name:
                                   ----------------------------------------
                              Title:
                                    ---------------------------------------


                              PRN, Inc.


                              By:
                                 ------------------------------------------
                              Name:
                                   ----------------------------------------
                              Title:
                                    ---------------------------------------


                              Stockholders:


                              ---------------------------------------------
                              Name:
                                   ----------------------------------------
                              Address:
                                      -------------------------------------


                              ---------------------------------------------
                              Name:
                                   ----------------------------------------
                              Address:
                                      -------------------------------------


The undersigned hereby exercutes this Agreement solely for purposes of guaranteeing the obligation of AMED under Section 2.03 and Appendix A.

                              AMEDISYS, INC.



                              By:
                                 ---------------------------------------

                                  APPENDIX "A"


AMED will pay to the Stockholders as additional consideration ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00), subject to adjustment as hereinafter provided, plus interest as described herein. The payments due hereunder shall bear interest at a rate of 9.5% per annum, and shall be calculated based upon the remaining principal due, or which could become due, hereunder. There shall be eight installment payments of principal plus accrued interest, such payments being made on or before the thirtieth day following the end of each calendar quarter beginning March 31, 1998 and ending December 31, 1999. The calendar quarters are March 31/st/, June 30/th/, September 30/th/ and December 31/st/ and each installment payment shall relate to the ended quarter immediately preceding such payment.

The principal portion of each installment payment to be made hereunder shall be equal to $150,000.00 multiplied by the Percentage (as hereinafter defined) for the calendar quarter to which such payment relates. The Percentage for a calendar quarter shall be equal to (i) the PRN Quarterly Revenue (as hereinafter defined) for such quarter (ii) divided by $1,062,500 ($625,000 x 2 years x 85%). In no event shall the aggregate principal paid with respect to all installment payments made hereunder exceed $150,000.00.

Interest shall be computed on the basis of a 365 day year and the interest due shall be calculated based upon the outstanding principal balance as of the date of such payment (i.e., $150,000.00 minus the aggregate principal portions of all previous installment payments made hereunder).

Privilege is reserved to prepay, all, or any portion of the unpaid principal balance, at any time, without penalty; provided, however, that any partial prepayment shall be applied first to accrued and unpaid interest and then to the principal balance.

Matured unpaid principal and interest shall bear interest at a rate equal to the lesser of (i) 18% per annum, or (ii) the maximum rate allowed by applicable statute. In the event that default be made in the payment of principal or interest, or otherwise, hereunder, and the amount owed hereunder is not subject to a bonafide dispute between AMED and the Stockholders, the Stockholders may at their option declare the entire principal balance (i.e., $150,000 minus the aggregate principal portions of all previous installment payments made hereunder) and accrued interest owing heron immediately due and payable.
Failure to exercise this option shall not constitute a waiver of the right to exercise the same the same in the even of any subsequent default.

For purposes of this Appendix A, the term Quarterly PRN Revenue shall mean all PRN Revenue relating to such calendar quarter. The term PRN Revenue shall mean the aggregate amount of gross revenue (adjusted for contractual allowances) calculated in accordance with GAAP of the Company, AMED or any other affiliate or subsidiary or AMED to the extent such revenue relates to (i) operations of the Company from January 1, 1998 to the Closing Date (ii) patients of the Company as of or after the Closing Date or (iii) any of the referral sources of the Company set forth on Exhibit A-1 attached hereto.

On or before thirty days after the end of each calendar quarter during the term hereof, AMED shall deliver to the Stockholders a report calculating the Quarterly PRN Revenue for the immediately preceding quarter. Upon reasonable notice, the Stockholders shall have the right to examine the books and records of the Company and AMED or any other affiliate or subsidiary of AMED (to the extent such company generates revenues properly included in PRN Revenue) for the purpose of confirming the calculation of the Quarterly PRN Revenue amount reported by AMED and AMED shall cooperate in such review.

                               LIST OF SCHEDULES

Schedule No.    Schedule Description
------------    --------------------

2.01  Stock Power

3.01  Organization and Qualification

3.03  Authorizations and Third Party Consents

3.04  Litigation

3.05  Employees and Compensation

3.07  Insurance

3.08  Contracts, Agreements and Instruments

3.10  Financial Condition

3.11  Permits and Licenses

3.12  Properties

3.13  Hazardous Materials

3.14  Interest in Competitors

3.16  Changes or Events

3.17  Defaults

5.08  Non-Compete and Non-Solicitation Agreement

5.10  Legal Opinion of Cox & Smith, Incorporated

5.11  Releases